INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (Reg. No. 333-107983) of Sun Life (N.Y.) Variable Account C of our report dated March 21, 2003 accompanying the financial statements of Regatta N.Y. and Regatta Gold N.Y. sub-accounts included in the Sun Life (N.Y.) Variable Account C appearing in the Statement of Additional Information, which is part of such Registration Statement, to the use of our report dated February 21, 2003 (which expresses an unqualified opinion and includes two explanatory paragraphs relating to the merger of Sun Life Insurance and Annuity Company of New York (the "Company") with Keyport Benefit Life Insurance Company on November 1, 2001 as described in Note 1) accompanying the financial statements of Sun Life Insurance and Annuity Company of New York, appearing in the Statement of Additional Information, which are part of such Registration Statement and to the incorporation by reference in the Prospectuses, which are part of such Registration Statement, of our report dated February 21, 2003 (which expresses an unqualified opinion and includes two explanatory paragraphs relating to the merger of Sun Life Insurance and Annuity Company of New York (the "Company") with Keyport Benefit Life Insurance Company on November 1, 2001 as described in Note 1) appearing in the Annual Report on Form 10-K of Sun Life Insurance and Annuity Company of New York for the year ended December 31, 2002.

We also consent to the reference to us under the heading "Accountants" in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

October 30, 2003